Exhibit 99.1

News Release

Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

Media Contact:  Stacey Keating, Vice President– Corporate Communications, 423.490.8361, Stacey.Keating@cblproperties.com

CBL PROPERTIES ADOPTS A LIMITED DURATION

STOCKHOLDER PROTECTION RIGHTS AGREEMENT

CHATTANOOGA, Tenn. (September 8, 2022) – CBL Properties (NYSE: CBL) (“CBL” or the “Company”) announced that its Board of Directors today adopted a Stockholder Protection Rights Agreement (“Rights Agreement”) and declared a dividend of one right on each outstanding share of CBL common stock.  The record date to determine stockholders entitled to receive the rights is September 22, 2022.

The adoption of the Rights Agreement is intended to protect the long-term interests of CBL and all CBL shareholders and enable them to realize the full potential value of their investment in the Company. The Rights Agreement is designed to reduce the likelihood that any entity, person or group would gain control of, or significant influence over, CBL, through the open-market accumulation of the Company’s shares, private purchases or otherwise, without appropriately compensating all CBL shareholders for control at a full and fair price in a transaction that is in the best interests of the Company and its stockholders.

“We have made significant strategic and operational progress since emerging from bankruptcy in November 2021,” stated Stephen Lebovitz, chief executive officer of CBL.  “In ten months, we completed a number of major transactions that have substantially enhanced our balance sheet strength and flexibility, including the refinance of higher rate secured notes generating meaningful interest savings, and the completion of beneficial property-level refinancings.  These transactions and ongoing operational improvements have resulted in our portfolio generating strong cash flow, which has led to shareholder returns through the implementation of a regular quarterly cash dividend.”

Lebovitz continued, “As we approach the one-year anniversary of our emergence, we are continuing to develop long-term business strategies to further financial and operational improvements, create value across our portfolio and generate ongoing returns for our shareholders.”

If any person or group acquires beneficial ownership (as defined in the Rights Agreement) of 10% or more of the Company’s outstanding common stock or, in the case of persons or groups owning 10% or more of CBL’s common stock on the date of adoption of the Rights Agreement (including Canyon Capital Advisors, Oaktree Capital Management and Strategic Value Partners), increases their beneficial ownership, the rights will allow stockholders other than the person or group crossing that limit to purchase CBL common stock at a discount.

Mr. Lebovitz stated that “the Rights Agreement is not intended to preclude discussions or engagement with parties regarding value-creation opportunities for CBL.  Furthermore, it will ensure that the Board and Management can properly evaluate and implement business and operational strategies that maximize value for all of CBL’s shareholders.”

The Rights Agreement does not contain any dead-hand, slow-hand, no-hand or similar feature that would limit the ability of a future Board to redeem the rights at any time before a person or group crosses the 10% threshold.

The Rights Agreement will automatically expire in one year, on September 8, 2023.

Stockholders are not required to take any action to receive the rights distribution. Until the rights become exercisable, they will trade with the shares of the Company’s common stock. The Rights Agreement will not have any impact on the reported earnings per share of the Company and will not change the manner in which the Company’s common stock is currently traded. Issuance of the rights is not taxable to CBL or its stockholders.

CBL is a publicly held company whose shares are listed on the New York Stock Exchange under the ticker symbol CBL.

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s owned and managed portfolio is comprised of 95 properties totaling 59.6 million square feet across 24 states, including 57 high-quality enclosed malls, outlet centers and lifestyle retail centers as well as more than 30 open-air centers and other assets. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K, and the “Management's Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

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